Exhibit 99.1

Liberty Announces New Proposed Distribution Date for Spin-off of CommerceHub

ENGLEWOOD, Colo., July 8, 2016.  Liberty Interactive Corporation ("Liberty") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB), announced today a new proposed distribution date in connection with its upcoming spin-off (the "Spin-off") of its subsidiary CommerceHub, Inc. ("CH Parent"). Because CH Parent’s registration statement for the Spin-Off is still under review with the Securities and Exchange Commission, the new proposed distribution date will be 5:00 p.m., New York City time, on July 22, 2016 (previously announced as July 13, 2016). The record date will remain 5:00 p.m., New York City time, on July 8, 2016.

In the Spin-off, Liberty will distribute, by means of a dividend (the "Distribution"), to holders of its Series A and Series B Liberty Ventures common stock (i) 0.1 of a share of the corresponding series of CH Parent common stock and (ii) 0.2 of a share of CH Parent Series C common stock, in each case, for each share of Liberty Ventures common stock held as of the record date.

Liberty expects that the CH Parent Series A and Series C common stock will begin trading in the "regular way" on the Nasdaq Global Select Market under the symbols "CHUBA" and "CHUBK," and that the CH Parent Series B common stock will be quoted on the OTC Markets under the symbol "CHUBB," in each case, beginning on July 25, 2016.

The completion of the Spin-off remains subject to the satisfaction or waiver, as applicable, of a number of conditions. Additional information relating to the Spin-off, including the ex-dividend date of the Distribution and when-issued trading, will be announced once available.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the completion of the Spin-off. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, Liberty's ability to satisfy the conditions to the Spin-off. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Forms 10-K and 10-Q, for additional information about Liberty and about the risks and uncertainties related to Liberty's business which may affect the statements made in this press release.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub and Evite, and minority interests in Time Warner, Liberty Broadband Corporation, Lending Tree and Charter Communications, Inc.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420